Exhibit 10.1

October 5, 2006

Mr. David Contis

401 Wilshire Blvd., Suite 700

Santa Monica, CA 90401

Dear David:

I am writing concerning your employment with the Macerich Company and its affiliates (collectively, the “Company”).  The Company is pleased to offer you the following separation agreement (the “Agreement”):

Employment Relationship with the Company

You will remain an active Company employee through October 31, 2006 (the “Employment Period”).  During the Employment Period, you will continue to receive your base salary and associated benefits, in accordance with the Company’s regular and usual payroll and benefits practices and subject to applicable payroll and benefits deductions.

Effective at the close of business on October 31, 2006 (the “Separation Date”), you are resigning from all employment with the Company.  In addition to receiving your base salary and associated benefits through the Employment Period, you will be paid for any accrued but unused vacation and personal days.  On the Separation Date, you will receive your final regular paycheck, irrespective of whether you agree to the terms of the Agreement.  In regard to Profit Sharing/401(k) Plans and Deferred Compensation Plan, eligibility will terminate effective on the Separation Date.  Marsha Chappell and Scott Kingsmore are the respective contacts for additional information under these Plans.

As you are currently enrolled in the Company’s medical and dental plans, you will have the right to convert to COBRA, at your own expense, the coverage you currently are enrolled in.  Your current medical and dental coverage will remain active through the Separation Date.  If you choose to elect COBRA conversion, the first date of coverage under COBRA will be November 1, 2006.  COBRA notification (which will detail your rights, response deadlines, cost, and payment procedures) will be mailed to you from our third party administrator.  Please keep in mind that if you want coverage beyond the Separation Date, you must initiate the enrollment process.  Luisa Sheldon is the contact for COBRA information.

Accelerated Vesting of Restricted Stock

This agreement confirms that notwithstanding anything contained in the Restricted Stock Agreements dated as of March 31, 2004, March 31, 2005, March 31, 2006 and April 27, 2006 (collectively, the “Restricted Stock Agreements”), the Compensation Committee of the Board of Directors has by resolution accelerated the vesting date of your 34,829 shares of  restricted stock which were granted under the Restricted Stock Agreements, and therefore all of such shares shall vest, and the restrictions thereon shall lapse, as of the Separation Date.

Continued Eligibility for Annual Bonus

Notwithstanding any contrary provisions of the Company’s annual bonus plan or otherwise, at the time when annual bonuses are paid to the Company’s other Executive Officers for the 2006 calendar year, you shall be paid a proportionate share (based upon the percentage of the year during which you were employed by the Company) of an annual cash bonus under such plan in an amount equal to the annual bonus to which you would have been entitled had your employment with the Company not become subject to this Separation Agreement, which amount, if any, shall be determined by the Compensation Committee of the Board of Directors in its sole and absolute discretion.

Confidential Information

You understand and agree that during the course of your employment with the Company, you had access to certain “Confidential Information.”  Confidential Information includes all information of, about or concerning the business of the Company that derives actual or potential economic value from not being known to the Company’s competitors or any part of the public or that is otherwise proprietary to the Company.  Both during and subsequent to your employment with the Company, you shall not disclose any Confidential Information to any other person or entity or use such information in any manner that is detrimental to the Company’s interests.  For the purposes of this Agreement, the term “Confidential Information” also includes, but is not limited to, personnel or finance information; leasing techniques (to the extent unique to the Company), development plans, acquisition strategies (to the extent unique to the Company), operational plans, procedures, policy or history concerning the Company; property budgets or strategies; property marketing or brand research information; financial information; business plans, procedures, policy or history; claims handling practices or procedures; potential, contingent, unasserted or threatened claims, liabilities or actions against the Company; employee or consultant incentive compensation plan structures, salaries or fees; marketing and/or finance plans or surveys; future plans or projections; costs or expenses, bonus plans; training materials or information; the Company’s stock option plan or agreements, or any information in connection therewith or relating to the Company’s stock; business records; business files; computer data; business operating forms and other documents; and plans and compilations of information or other proprietary material in connection with or concerning the business, future business or potential employees of the Company; or any and all information defined as “Trade Secrets” under the Trade Secrets Act.  Confidential Information may have been contained in written materials, in verbal communications, in the unwritten knowledge of employees, and/or any other tangible medium of expression, including, but not limited to, hard disk and soft disk drive mechanism and CD-roms disks.  Such information is confidential without regard to the manner in which it was obtained.  The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you, or (ii) was or becomes available to you on a non-confidential basis from a source other than through or as a result of your prior employment by the Company, provided that such source is not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information. You acknowledge that all Confidential Information has been disclosed to or learned by you in confidence, and you agree not to use any Confidential Information and to maintain absolute and strict confidentiality with respect to any and all Confidential Information for all time.  You understand and agree that this confidential information provision is a material term of this Agreement and that any breach of this provision will cause the

Company irreparable harm for which it will have no adequate remedy at law.  Therefore, you agree that the Company shall be entitled to injunctive or other equitable relief to prevent a breach or threatened breach of this provision.

Non-Solicitation

You agree that, for a period of two years commencing on the Separation Date, without the prior written consent of the Company, you will not (and will not assist or encourage others to), directly or indirectly, solicit to hire or hire or cause or seek to cause to leave the employ of the Company or any of its affiliates any person then employed by the Company or any of its affiliates; provided, however, that you may employ any such person who responds to general solicitations for employment by any company you are affiliated with provided that such general solicitations are in the ordinary course of business and consistent with past practice, and not targeted directly to any specific individual or individuals.

No Derogatory Comments

Each of us agrees to not make any detrimental or derogatory comments concerning the other party, or, as to the Company, any of its directors, officers, partners, employees or affiliates, past, present or future.  Each of us understands and agrees that this no derogatory comments provision is a material term of this Agreement and that any breach of this provision will cause the other party irreparable harm for which it will have no adequate remedy at law.  Therefore, you agree that the aggrieved party shall be entitled to injunctive or other equitable relief to prevent a breach or threatened breach of this provision.

No Other Payments or Benefits

You agree that in exchange for the payments and benefits provided for in this Agreement, you are not entitled to any other payments or benefits from the Company of any kind, including but not limited to, salary, restricted stock, severance pay, termination benefits, change of control benefits, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, life insurance, disability insurance, medical benefits, new participation in deferred compensation or profit sharing/401k or other retirement benefits, or any other payments or benefits contained in any employment agreement or any other agreements, whether written or oral, between you and the Company.

Release of the Company

You agree that in exchange for the payments and benefits provided for in this Agreement, you will release the Company, and you covenant not to sue the Company, with respect to any and all actions or causes of action, whether known or unknown, from the beginning of time to the date of this Agreement.  Claims being released by you include, but are not limited to, any and all claims arising out of, concerning, or related to:  (a) your employment with the Company, your employment agreement, or your separation from employment with the Company; (b) any federal, state, or local law prohibiting employment discrimination, including the Age Discrimination Employment Act, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Acts of 1866, 1871 and 1991, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. §§ 1981, 1983, the Vocational Rehabilitation Act of 1973, the Employee Retirement Income Security Act, and the Arizona Civil Rights Act; (c) any contract or tort claims, including any claims for breach of implied or express contract, whether written or oral, tortious interference with contractual relations, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, intentional or negligent infliction of emotional distress, prima facie tort, loss of consortium, violation of public policy, wrongful, abusive or constructive discharge, or any other employment-related tort; (d) any other federal, state, or local law relating to employment, including the Fair Labor Standards Act and any state’s wage and hour law; or (e) any transactions, occurrences, acts, statements, disclosures, or omissions occurring prior to the date of this Agreement.  Notwithstanding the foregong, you do not release any claims (i) for breach of this Agreement, (ii) under any and all reimbursement and indemnification obligations we owe you, whether by contract, at law or otherwise, or (iii) that by law cannot be waived.

Indemnification

The Company shall indemnify you to the fullest extent permitted by Maryland law in effect on the date hereof and as amended from time to time if, by reason of your employment by the Company, you are, or are threatened to be, made a party to or a witness in any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (including on appeal), except one initiated by you to enforce your rights under this Separation Agreement.

Cooperation in Legal Proceedings

You agree that, after the Separation Date, upon the reasonable request of the Company, you shall cooperate with and assist the Company in undertaking and preparing for legal and other proceedings relating to the affairs of the Company. You shall be reimbursed for the reasonable expenses you incur in connection with any such cooperation and/or assistance, and shall receive from the Company reasonable per diem compensation in connection therewith.

Return of Company Property

On the Separation Date, you shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that you have in your possession or control, whether in hard copy or electronic form.  The documents and property to be returned by you include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, tenant lease forms and lease related documents, property acquisition files and documents, policy and procedure documents and financial information, specifications, research and development information, sales and marketing information, operational and personnel information manuals, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company or any of its Affiliates (and all reproductions or excerpts thereof, in whole or in part).  You agree to make a diligent search to locate any such documents, property and information.  You further agree, on a mutually agreeable day and time, to provide the Company’s representatives access to any personally owned computer, server, or e-mail system that you have used to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, so that the Company can make a computer-useable copy of all such information and the Company can also permanently delete and expunge such confidential or proprietary information from those systems.  You understand and agree that this return of Company property provision is a material term of this Agreement and that any breach of this provision will cause the Company irreparable harm for which it will have no adequate remedy at law.  Therefore, you agree that the Company shall be entitled to injunctive or other equitable relief to prevent a breach or threatened breach of this provision.

ADEA Waiver

In connection with your release of claims, you acknowledge the following:  (a) in return for this Agreement, in addition to the payments and benefits to which you were entitled under your Employment Contract, you will receive payments beyond that which you were already entitled to receive before entering into this Agreement; (b) you have been advised in writing (by this Agreement) to consult with an attorney prior to signing this Agreement; (c) you have been given a period of 21 days within which to consider this Agreement and, if you elect to sign it before that time, acknowledge that you have done so voluntarily; and (d) you are fully aware of your rights and have carefully read and understand all provisions of this Agreement before signing it.

You shall have seven (7) days after signing this Agreement to revoke your agreement to its terms.  Any revocation shall be in writing and addressed to Richard Bayer, Executive Vice President & Chief Legal Officer at The Macerich Company,  401 Wilshire Blvd., Suite 700, Santa Monica, California 90401.  This Agreement, and its terms, shall not become effective and none of the payments and benefits set forth herein shall become due or payable until the earliest date after:  (a) both you and the Company have signed this Agreement; and (b) your seven-day revocation period has passed without revocation.

Governing Law

The rights and obligations contained in this Agreement shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of California, without regard to principles of conflict of laws.  This Agreement shall be binding upon the successors and assigns of the parties hereto.

Arbitration

You agree that any and all claims or disputes that might arise between you and the Company under this Agreement shall be decided by arbitration in Los Angeles, in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association (including such procedures governing selection of the specific arbitrator or arbitrators), unless mutually agreed otherwise.  The Company shall pay the costs of the arbitration.  The award by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any state or federal court having jurisdiction.

Integrated Agreement and No Oral Modifications

This Agreement shall supersede and replace all prior negotiations and agreements proposed or otherwise, whether written or oral, concerning the subject matter herein.

This Agreement cannot be modified except in a writing signed by you and the Company.

Sincerely,

Richard A. Bayer

Executive Vice President & Chief Legal Officer

ACCEPTED AND AGREED:

David Contis	Date